UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                               MEDI-HUT CO., INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   58438C 10 3
                 ----------------------------------------------
                                 (CUSIP Number)

                              December 31, 2005(1)
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 58438C 10 3
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1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      John A. Moore
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      United States
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                      5.    Sole Voting Power
Number of Shares
Beneficially Owned          1,600,000 (2)
by Each Reporting     ----------------------------------------------------------
Person With           6.    Shared Voting Power

                            0
                      ----------------------------------------------------------
                      7.    Sole Dispositive Power

                            1,600,000 (2)
                      ----------------------------------------------------------
                      8.    Shared Dispositive Power

                            0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,600,000 (2)
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) |_|

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      7.37%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      HC
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                                  Page 2 of 6

Item 1.

      (a)   Name of Issuer:

                  Medi-Hut Co., Inc.

      (b)   Address of Issuer's Principal Executive Offices:

                  215 Morris Avenue, Spring Lake, New Jersey 07762

Item 2.

      (a)   Name of Person Filing:

                  John A. Moore

      (b)   Address of Principal Business Office or, if none, Residence:

                  403 Marsh Lane, Wilmington, Delaware 19804

      (c)   Citizenship:

                  John A. Moore - United States

      (d)   Title of Class of Securities:

                  Common Stock, par value $0.001

      (e)   CUSIP Number:

                  58438C 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Act;

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Act;

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the Act;

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act of 1940;

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3I(14) of the Investment
                  Company Act of 1940;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 1,600,000 shares of Common Stock (2).
                                       -------------------------------------

      (b)   Percent of class: 7.37%.
                              ------

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote 1,600,000 (2).
                                                           --------------

            (ii)  Shared power to vote or to direct the vote None.
                                                             -----

            (iii) Sole power to dispose or to direct the disposition of
                  1,600,000 (2).
                  --------------

            (iv)  Shared power to dispose or to direct the disposition of None.
                                                                          -----

Item 5. Ownership of Five Percent or Less of a Class.

      Not applicable.
      --------------------------------------------------------------------------

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.
      --------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

      Not applicable.
      --------------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

      Not applicable.
      --------------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

      Not applicable.
      --------------------------------------------------------------------------

Item 10. Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

            Not applicable.
            --------------------------------------------------------------------

      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------

(1) Except as otherwise specified herein, the information presented in this Amendment No. 1 to Schedule 13G is as of December 31, 2005.

(2) Includes 433,400 shares currently available for purchase or which are available for purchase within sixty days of December 31, 2005 under warrants issued by Medi-Hut Co., Inc. to John A. Moore on July 24, 2003, May 14, 2004 and February 25, 2005.

                     [The next page is the signature page.]

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         February 9, 2006
                                                 -------------------------------
                                                               Date

                                                        /s/ John A. Moore
                                                 -------------------------------
                                                             Signature

                                                          John A. Moore
                                                 -------------------------------
                                                               Name